Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-116398 and 333-119362 on Form S-8  of CB Richard Ellis Group, Inc., of our report dated June 26, 2008, relating to the financial statements and supplemental schedule of the CB Richard Ellis 401(k) Plan, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisitions of CBRE Hawaii and Trammell Crow Company and the related transfer of assets from the CBRE Hawaii 401(k) Plan and Trammell Crow Company 401(k) Plan), appearing in this Annual Report on Form 11-K of the CB Richard Ellis 401(k) Plan for the year ended December 31, 2007.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

June 26, 2008